Exhibit 10.160

NOVATION AGREEMENT

THIS NOVATION AGREEMENT (this “Agreement”) is made as of August 16, 2004 (the “Novation Date”) by and among THE IMMUNE RESPONSE CORPORATION, a Delaware corporation, having a place of business located at 5931 Darwin Court, Carlsbad, California 92008 (“IRC”), and NOVARX CORPORATION, a Delaware corporation, having a place of business located at 8866 Caminito Primo Vera, La Jolla, California 92037 (“NovaRx”), and SIDNEY KIMMEL CANCER CENTER, a California nonprofit corporation, having a place of business located at 3099 Science Park Road, San Diego, California 92121 (“SKCC”).

WHEREAS, IRC and SKCC are parties to a License Agreement, entered into on July 1, 1994, as amended on March 1, 1996 and further amended December 19, 2002 (together the “License Agreement”);

WHEREAS, pursuant to the License Agreement, SKCC granted to IRC, under certain inventions relating to cancer immunotherapy and lymphokine gene therapy and SKCC’s patent and other intellectual property rights in such inventions, an exclusive worldwide license to develop and commercialize products for use in the detection, evaluation, treatment and prevention of cancer in humans; and

WHEREAS, SKCC, IRC and NovaRx desire to effect a novation of the License Agreement as of the Novation Date, so as to substitute NovaRx for IRC as Licensee under the License Agreement going forward with all the same rights and obligations as IRC would have had, on the terms set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereby agree as follows, effective as of the Novation Date:

1.                                       Transfer. The parties hereby agree that NovaRx is substituted in place of IRC in the License Agreement, with the intent that all of IRC’s rights, title, obligations and interest, in each case as of and after the Novation Date, in, to and under the License Agreement shall be transferred to NovaRx.

2.                                       Assumption.

(a)  In connection with such substitution, NovaRx hereby undertakes, accepts and assumes all of IRC’s rights, title, duties, liabilities, covenants, obligations and interest in, to and under the License Agreement and shall hereafter perform and discharge each and every duty, liability, covenant and obligation performable by IRC under the License Agreement (but for the novation under this Agreement), in each case as of and after the Novation Date, in accordance with the terms and conditions of the License Agreement.

(b)  NovaRx shall perform the obligations of IRC under the License Agreement and NovaRx shall be bound by all of the terms and conditions of the License Agreement in every way in as much as NovaRx is the substituted party thereto as Licensee as of the Novation Date.

3.                                       Novation.

(a)  Notwithstanding anything to the contrary in the License Agreement, SKCC remises, releases and forever discharges IRC, as well as its shareholders, directors, officers, employees, agents and representatives, from all obligations arising under the License Agreement, and from all manner of actions, causes of action, suits, debts, damages, expenses, claims and demands whatsoever that SKCC has or may have against any of the foregoing entities, arising out of or in any way connected to the License Agreement as of and after the Novation Date.

(b)  Notwithstanding anything to the contrary in the License Agreement, IRC remises, releases and forever discharges SKCC, as well as its shareholders, directors, officers, employees, agents and representatives, from all obligations arising under the License Agreement, and from all manner of actions, causes of action, suits, debts, damages, expenses, claims and demands whatsoever that IRC has or may have against any of the foregoing entities, arising out of or in any way connected to the License Agreement as of and after the Novation Date.

(c)  SKCC recognizes NovaRx as IRC’s successor-in-interest in and to the License Agreement.  NovaRx by this Agreement becomes entitled to all right, title and interest of IRC in and to the License Agreement in as much as NovaRx is the substituted party to the License Agreement as of and after the Novation Date.  As of and after the Novation Date, the term “Licensee”, as used in the License Agreement, shall refer to NovaRx.  SKCC and NovaRx shall be bound by the terms of the License Agreement in every way as if NovaRx is named in the novated License Agreement in place of IRC as a party thereto.  SKCC represents and warrants to IRC and NovaRx that there is no payment or other liability of IRC to SKCC which has accrued and remains outstanding as of the Novation Date save and except for the obligation of IRC to pay for the fees and expenses associated with the preparation and filing of the response to the European Opposition to EPO Patent No. # 0668781 for which a response is due August 20, 2004 (the “Opposition Response Liability”), which, subject to the execution and delivery of this Agreement, shall be the responsibility of NovaRx and not of IRC (whether or not such fees and expenses were incurred before or after the date of this Agreement).

4.                                       Indemnification.

(a)  NovaRx shall indemnify and hold IRC harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, reasonable court costs and attorneys’ fees), liabilities or damages of any kind or nature whatsoever that IRC may sustain to third parties (not including IRC affiliates) by reason of NovaRx’s breach or non-fulfillment (whether by action or inaction), at any time, of any covenant or obligation under the License Agreement to be performed by NovaRx thereunder as of and after the Novation Date.

(b)  IRC shall indemnify and hold NovaRx harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, reasonable court costs and attorneys’ fees), liabilities or damages of any kind or nature whatsoever that NovaRx may sustain to third parties (not including NovaRx affiliates) by reason of IRC’s breach or non-fulfillment (whether by action or inaction), at any time, of any covenant or obligation under the License Agreement to be performed by IRC thereunder before the Novation Date save and except for the Opposition Response Liability.

(c)  The indemnification obligations under this Section shall be conditioned upon the indemnified party giving notice to indemnifying party promptly after the indemnified party receives notice of the claim and shall survive the expiration or termination of the License Agreement.

5.                                       Notices.  Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

If to SKCC:	Sidney Kimmel Cancer Center
3099 Science Park Road, Suite 200
San Diego, California 92121
Attention: Albert Deisseroth

If to NovaRx:	NovaRx Corporation
8866 Caminito Primo Vera
La Jolla, California 92037
Attention: Habib Fakhrai, President

with a copy to:	Morrison & Foerster
3811 Valley Centre Drive, Suite 500
San Diego, California 92130-2332
Attention: Jay de Groot

If to IRC:	The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008
Attention: Michael K. Green

with a copy to:	Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122
Attention: Hayden J. Trubitt

All notices, demands, requests, consents or approvals that may or are required to be given by any party to another shall be in writing and shall be deemed given upon the earliest of (i) when actually received by the other party; (ii) when served personally; (iii) one business day after being sent by nationally-recognized overnight courier with return receipt; or (iv) three business days after being sent by United States registered or certified mail, postage prepaid, return receipt requested and addressed to such other party at the address specified above or at such other place as such other party may from time to time designate by notice in writing to the other parties hereto.

6.                                       Miscellaneous.

(a)  Each provision of this Agreement shall extend, bind and inure to the benefit of SKCC, IRC and NovaRx and their respective successors and assigns, including without limitation successors to NovaRx of the License Agreement.

(b)  This Agreement contains the entire agreement between SKCC, IRC, and NovaRx regarding the subject matter hereunder, and all prior negotiations and agreements are merged in this Agreement. This Agreement may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

(c)  This Agreement may be executed in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

(d)  The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

(e)  If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby.

(f) Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party(ies) in order to effectuate fully the purposes, terms and conditions of this Agreement.

7.                                       All Parties Consent.  Each of IRC, NovaRx and SKCC consent to all of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

NOVARX CORPORATION

By

Title

THE IMMUNE RESPONSE CORPORATION

By

Title

SIDNEY KIMMEL CANCER CENTER

By

Title